                                                                       EXHIBIT 3

                                   PROPOSAL 2

            APPROVAL OF AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN

GENERAL

     The Company adopted the 1994 Stock Incentive Plan (the "Stock Incentive Plan") on March 4, 1994. As currently in effect, the Stock Incentive Plan has 819,693 shares of Common Stock (127,293 shares of which were contributed by LNL for distribution under the Stock Incentive Plan) available for awards to executive officers and other key employees of the Company and its subsidiaries, of which 356,448 shares of Common Stock have been awarded or earned in the form of restricted stock and stock options as of December 31, 1994. The Board of Directors has evaluated the operation of the Stock Incentive Plan and has determined that the Stock Incentive Plan should be amended to provide that (i) an additional 950,000 shares will be available for the grant of awards under such plan, (ii) the limit for awards to a participant in any calendar year be increased to 200,000 shares and (iii) non-employee directors of the Company be permitted to participate in the Stock Incentive Plan as set forth below. The amendments to the Stock Incentive Plan are intended to assist in attracting and retaining employees and well-qualified non-employee directors and to promote the identification of their interests with those of the stockholders of the Company. Each of the six non-employee directors will be and approximately 150 employees are eligible to participate in the Stock Incentive Plan. Reference is made to Exhibit A to this Proxy Statement for the complete text of the Stock Incentive Plan (as amended and restated) which is summarized below.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for approval of the amendments to the Stock Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE STOCK INCENTIVE PLAN.

DESCRIPTION OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is administered by a committee of the Board of Directors (the "Committee") consisting of not less than two directors who are not eligible to receive discretionary awards under the Stock Incentive Plan or any other plan of the Company. Except for nondiscretionary grants of stock options to non-employee directors, the Committee selects eligible employees to whom restricted stock, stock options and stock appreciation rights (collectively, "stock awards") are granted, determines the terms and conditions of such stock awards and determines the number of shares of Common Stock subject to such stock awards. Options granted pursuant to the Stock Incentive Plan may be in the form of incentive stock options ("ISOs") qualified under Section 422 of the Internal Revenue Code ("Code") or non-qualified stock options.

     Options will be subject to vesting schedules determined by the Committee, provided that no option may become exercisable prior to the first day of the year following the year of grant except in the event of the death, disability or retirement of a participant. In addition, options will vest immediately upon a "change in control." A "change in control" is generally deemed to have occurred if any person, directly or indirectly, (i) acquires ownership of the power to vote in excess of 40% of the voting securities of the Company and one or more of its representatives are elected to the Board of Directors, (ii) acquires ownership of the power to vote in excess of 50% of the voting power of the Company or (iii) otherwise acquires effective control of the business and affairs of the Company. Options shall generally terminate upon the earlier of
(a) three months after termination of the optionholder's employment with the Company for any reason other than death, retirement or disability, (b) one year after termination of the optionholder's employment by reason of death or disability, (c) five years after termination of the optionholder's employment with the Company by reason of retirement or (d) ten years after the grant date. However, the Company has discretion to shorten such periods. The optionholder may not transfer the options to any other person other than by will or by the laws of descent and distribution.

     Participants may also be awarded shares of restricted stock. Restricted stock is Common Stock that is non-transferrable or forfeitable, or both, unless and until certain conditions, as determined by the Committee in its discretion, are satisfied. These conditions may include, for example, a requirement that the participant continue employment with the Company for a specified period. The Committee may award restricted stock in lieu of cash to satisfy the Company's obligation under the Executive Value Sharing Plan, the Management Incentive Plan or both. See "Report on Executive Compensation." In addition, the Committee has discretion with respect to the vesting of shares of restricted stock upon a change in control.

     Under the Stock Incentive Plan, a maximum of 1,769,693 shares of Common Stock (819,693 shares if the amendments are not approved by stockholders) may be issued upon the exercise of options and stock appreciation rights ("SARs") and the award of restricted stock. In general, to the extent shares covered by an option, SAR or restricted stock award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares to pay all or a portion of the tax withholding obligations relating to an award, then such shares will again be available under the Stock Incentive Plan. The limitation on the number of available shares will be adjusted as the Committee determines to be appropriate in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff or other similar events. The terms of outstanding awards also may be adjusted by the Committee to reflect such changes. No participant may be awarded more than 200,000 shares (100,000 shares if the amendments are not approved by stockholders) represented by options, SARs and restricted stock in any calendar year.

     No options may be granted and no restricted stock award may be made under the Stock Incentive Plan after February 1, 2004. The Board may, without further action by stockholders, terminate or suspend the Stock Incentive Plan in whole or in part. The Board may also amend the Stock Incentive Plan except that no amendment which, among other things, increases the number of shares of Common Stock available under the Stock Incentive Plan or changes the class of individuals who may be selected to participate in the Stock Incentive Plan will become effective until it is approved by the Company's stockholders.

     Non-Employee Director Options. On May 3, 1995 (or, if later, on the date on which a person is first elected or begins to serve as a non-employee director other than by reason of termination of employment), each person who is a non-employee director will be granted an option to purchase 7,500 shares of Common Stock at a purchase price per share not less than the average of the high and low price of the Common Stock, as reported on the New York Stock Exchange Composite Transactions report, on the first business day preceding the date of grant (the "Plan exercise price"). Thereafter, on the date of each annual meeting of stockholders of the Company, each person who is a non-employee director after such meeting of stockholders will be granted an option to purchase 2,500 shares of Common Stock at a purchase price per share not less than the Plan exercise price.

     Such options will generally be exercisable with respect to 25% of the option shares on the January 1 next following the date of grant with an additional 25% of the option shares becoming exercisable on each successive January 1. These non-employee director options shall terminate upon the earlier to occur of (a) three months after termination of the optionholder's directorship with the Company for any reason other than death, disability or retirement, (b) one year after termination of the optionholder's directorship by reason of death or disability, (c) five years after termination of the optionholder's directorship with the Company by reason of retirement or (d) ten years after the date of grant. If a non-employee director ceases to be a director of the Company by reason of death, disability or retirement (or in the event of a change in control), each option held by such non-employee director shall become fully exercisable for the periods set forth in the preceding sentence.

     Federal Income Tax Consequences. The following is a brief summary of the U.S. federal income tax consequences of awards made under the Stock Incentive Plan.

     Stock Options. A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and, except for non-employee directors, subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

     SARs. A participant will not recognize any taxable income upon the grant of the SARs. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction.

     Restricted Stock. A participant will not recognize taxable income at the time of the grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions is deductible by the Company as compensation expense, except to the extent the limit of section 162(m) of the Code (described below) applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the limit of section 162(m) of the Code applies.

     Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "performance-based" compensation. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors", (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's stockholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Committee administering the Stock Incentive Plan will consist solely of "outside directors" as defined for purposes of section 162(m) of the Code. As a result, and based on certain proposed regulations issued by the United States Department of the Treasury which explain these requirements, certain compensation under the Stock Incentive Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit under section 162(m) of the Code, but other compensation payable under the Stock Incentive Plan, such as that payable with respect to restricted stock, is expected to be subject to such limit.

     Stock Incentive Plan Awards. At December 31, 1994, there were options to purchase 188,600 shares of Common Stock outstanding at an average exercise price of $22.06 per share and 167,848 shares of restricted stock awarded or earned pursuant to the Stock Incentive Plan. See "Executive Compensation."

     The following table sets forth information regarding all awards granted in 1995 under the Stock Incentive Plan prior to the date of this Proxy Statement. No determination has been made regarding any specific amounts that may be made under the Stock Incentive Plan after that date. On March 1, 1995, the closing price of the Common Stock on the New York Stock Exchange ("NYSE") was $37.75 per share.

                           1994 STOCK INCENTIVE PLAN

                                                                                      1995 AWARDS
                        NAME AND POSITION                          DOLLAR VALUE     NUMBER OF UNITS
-----------------------------------------------------------------  ------------     ---------------
WILLIAM J. LAWSON................................................          --(1)        180,000(3)
Chairman and Chief Executive Officer
GREGORY H. WOLF..................................................          --(1)         64,000
President and Chief Operating Officer                                $566,250(2)         15,000
DAVID R. ASTAR...................................................          --(1)         18,000
Senior Vice President
WAYNE R. MICKSCH.................................................          --(1)         10,000
Vice President, Treasurer and Chief Financial Officer
KENNETH E. ROESLER...............................................          --(1)          5,000
Vice President
All Executive Officers as a Group................................          --(1)        305,000
(8 persons)                                                          $566,250(2)         15,000
All Non-Employee Directors as a Group............................          --(1)         45,000
(6 persons)
All Employees as a Group.........................................          --(1)        108,800
(33 persons, excluding executive officers)                           $151,000(2)          4,000

---------------

(1) The option exercise price per share is the average of the high and low price of the Common Stock as reported on the NYSE Composite Transactions report on the first business day preceding the date of grant.

(2) These shares represent restricted stock awarded to Mr. Wolf and one other employee on February 14, 1995. Value is based on the closing price of the Company's Common Stock reported on the NYSE Composite Transactions report on the date of grant ($37.75).

(3) A portion of this award (80,000 shares) is contingent upon approval of the amendments to the Stock Incentive Plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1995 by: (i) all persons known to the Company to own more than 5% of the Company's Common Stock; (ii) each director; (iii) the Company's Chief Executive Officer and each of its other four most highly compensated executives (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1994; and (iv) all directors and executive officers of the Company as a group.

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                                       (1)(2)
                                                               -----------------------
                                                                NO. OF        PERCENT
                                NAME                            SHARES        OF TOTAL
          -------------------------------------------------    --------       --------
          Lincoln National Corporation.....................    4,986,507        29.2
            200 East Berry Street
            Fort Wayne, Indiana 46802
          The Equitable Companies Incorporated.............    1,464,000(3)      8.6
            787 Seventh Avenue
            New York, New York 10019
          Prudential Insurance Company of America..........    1,245,610(4)      7.3
            Prudential Plaza
            Newark, New Jersey 07102
          William J. Lawson................................      85,408         *
            Director, Chairman of the Board
            and Chief Executive Officer of
            EMPHESYS and Employers Health Insurance
          Robert A. Anker..................................       --            --
            Director of EMPHESYS
          Daniel A. Bollom.................................       1,000         *
            Director of EMPHESYS
          Charles W. Elliott...............................       1,000         *
            Director of EMPHESYS
          H. Thomas McMeekin...............................         300         *
            Director of EMPHESYS
          Langdon D. Neal..................................       2,000         *
            Director of EMPHESYS
          Ian M. Rolland...................................          --           --
            Director of EMPHESYS
          Gregory H. Wolf..................................      50,597         *
            President and Chief Operating Officer of
            EMPHESYS and Employers Health Insurance
          David R. Astar...................................      16,813         *
            Senior Vice President, Customer Service
               Operations
            of Employers Health Insurance

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                                       (1)(2)
                                                               -----------------------
                                                                NO. OF        PERCENT
                                NAME                            SHARES        OF TOTAL
          -------------------------------------------------    --------       --------
          Wayne R. Micksch.................................      10,400         *
            Vice President, Treasurer and Chief
            Financial Officer of EMPHESYS and
            Employers Health Insurance
          Kenneth E. Roesler...............................      11,919         *
            Vice President, Management Information Systems
            of Employers Health Insurance
          All directors and executive officers as a group
            (14 persons)...................................     202,739          1.2

---------------
* Less than 1%

(1) This table is based upon information supplied by directors, executive officers and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders has sole voting and/or investment power with respect to the shares beneficially owned.

(2) Includes shares which the Named Executive Officers have the right to acquire on or before April 30, 1995 pursuant to outstanding options as follows: Mr. Lawson -- 12,500 shares; Mr. Wolf -- 6,250 shares; Mr. Astar -- 2,000 shares; Mr. Micksch -- 1,500 shares; Mr. Roesler -- 1,500 shares; and all directors and executive officers as a group -- 28,250 shares. Includes shares, in the following amounts, which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition: Mr. Lawson -- 60,908 shares; Mr. Wolf -- 34,285 shares; Mr. Astar -- 14,116 shares; Mr. Micksch -- 5,352 shares; Mr. Roesler -- 5,739 shares; and all directors and executive officers as a group -- 134,974 shares.

(3) The Equitable Companies Incorporated ("Equitable") is a parent holding company. Equitable filed a Schedule 13G dated February 10, 1995 jointly with Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle, and AXA. Such statement discloses that (i) The Equitable Life Assurance Society of the United States, a subsidiary of Equitable, is deemed to have shared voting power and sole dispositive power with respect to 68,900 shares and (ii) Alliance Capital Management L.P., a subsidiary of Equitable, is deemed to have sole voting power and sole dispositive power with respect to 1,395,100 shares.

(4) The Prudential Insurance Company of America ("Prudential") is a mutual insurance company. According to its Schedule 13G dated February 6, 1995, Prudential exercises shared voting power with its clients with respect to 1,245,610 shares and shared dispositive power with such clients with respect to 1,245,610 shares.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     During 1994, each director who was not an employee of EMPHESYS or LNC received a quarterly retainer of $3,750 and a per meeting fee of $850 (plus $850 for committee members attending a committee meeting). Beginning January 1, 1995, all directors who are not employees of the Company will receive compensation as described in the preceding sentence. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In addition, subject to approval of the amendments to the 1994 Stock Incentive Plan, each non-employee director shall be granted options to purchase shares of Common Stock in accordance with the terms of such Plan. See Proposal 2 for further information. There are no family relationships among any directors of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     The following summary compensation table sets forth information concerning compensation for services in all capacities to EMPHESYS, EHI, LNC or LNL for the fiscal years ended December 31, 1994 and 1993 of (i) the Chief Executive Officer and (ii) the other Named Executive Officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                 --------------------------------
                                                                                        AWARDS
                                                   ANNUAL COMPENSATION           ---------------------   PAYOUTS
                                            ----------------------------------   RESTRICTED SECURITIES   --------
                                                                     OTHER        STOCK     UNDERLYING     LTIP      ALL OTHER
                                                                     ANNUAL       AWARDS     OPTIONS     PAYOUTS    COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS     COMPENSATION     (1)        (#)(2)       (3)          (4)
-----------------------------------  ----   --------   --------   ------------   --------   ----------   --------   ------------
William J. Lawson..................  1994   $397,402   $108,333      $   --      $990,656     50,000     $161,059     $  9,946
Chairman and CEO                     1993    240,584         --(5)     2,031      398,446     11,000           --       41,023
Gregory H. Wolf....................  1994    229,783     73,333          --       676,673     25,000       97,317       11,885
President and COO                    1993    224,685         --(5)        --      106,282      5,600      106,310       39,984
David R. Astar.....................  1994    175,132     32,800          --       264,934      8,000       58,390       18,966
Senior Vice President                1993    168,728         --(5)        --       63,756      3,000       63,799       32,581
Wayne R. Micksch...................  1994    130,354     46,113          --       112,904      6,000           --       13,079
Vice President, Treasurer and CFO    1993    113,507     39,904          --            --      1,600           --       22,813
Kenneth E. Roesler.................  1994    145,171     64,428          --       118,856      6,000           --       17,115
Vice President                       1993    133,300     44,720          --            --      1,800           --       26,645

---------------

(1) Dollar amounts shown equal the number of shares of restricted stock granted multiplied by stock price on the grant date. The number and dollar value of shares of restricted stock held or earned as of December 31, 1994, based on the closing price as reported on the New York Stock Exchange Composite Transactions report of the Company's Common Stock on December 31, 1994 of $31.75, was as follows:

                                                                  AMOUNT
                                                                 (SHARES)       VALUE
                                                                 --------     ----------
            William J. Lawson..................................   60,908      $1,933,829
            Gregory H. Wolf....................................   34,285       1,088,549
            David R. Astar.....................................   14,116         448,183
            Wayne R. Micksch...................................    5,352         169,926
            Kenneth E. Roesler.................................    5,739         182,213

     Restricted stock of the Company awarded to Messrs. Astar, Micksch and Roesler vest on January 1, 1997. With respect to Mr. Lawson, restricted stock awards of the Company vest as follows: January 1, 1995 -- 10,063 shares; January 1, 1996 -- 10,063 shares; and January 1, 1997 -- 40,782 shares. With respect to Mr. Wolf, restricted stock awards of the Company vest as follows: January 1, 1997 -- 8,392 shares; March 21, 1997 -- 25,893 shares. Included in the above table are 37,077 shares of restricted stock awarded pursuant to Mr. Lawson's Employment Agreement which vest as follows:

     January 1, 1995 -- 4,026 shares; January 1, 1996 -- 4,026 shares; and January 1, 1997 -- 29,025 shares. Also included in the above table are 25,893 shares of restricted stock awarded pursuant to Mr. Wolf's Employment Agreement. If either Mr. Lawson's or Mr. Wolf's employment is terminated by the Company for any reason, or in the event of a change in control of the Company, any restrictions on the restricted shares shall lapse. See "Executive Compensation -- Employment Agreements." Holders of restricted stock are entitled to receive dividends on such shares.

(2) See "Options Grants in Fiscal 1994." 1993 amounts are awards of options to purchase LNC common stock granted under LNC's 1982 and 1986 Incentive Stock Option Plans.

(3) These amounts reflect cash awards in satisfaction of liabilities accrued under LNC's Executive Value Sharing Plan and do not include awards under this plan of $161,058, $97,317 and $58,390 to Messrs. Lawson, Wolf and Astar, respectively, in 1994 and $398,446, $106,282 and $63,756 for those individuals in 1993 which were paid in restricted stock of the Company.

(4) Amounts in the All Other Compensation column include amounts contributed for the Named Executive Officers under the Company's profit-sharing and excess benefit plans. In 1994, these contributions were as follows: Mr.
     Lawson -- $8,915; Mr. Wolf -- $10,860; Mr. Astar -- $18,060; Mr.
     Micksch -- $11,992; and Mr. Roesler -- $15,823. In addition, the following premiums were paid in 1994 for life insurance benefits: Mr.
     Lawson -- $1,031; Mr. Wolf -- $1,025; Mr. Astar -- $906; Mr.
     Micksch -- $1,087, and Mr. Roesler -- $1,292.

(5) Messrs. Lawson, Wolf and Astar did not participate in the Company's Management Incentive Plan in 1993.

STOCK OPTION GRANTS

     The Company has granted options to its executive officers under its 1994 Stock Incentive Plan (the "Stock Incentive Plan"). The following table shows for the fiscal year ended December 31, 1994, certain information regarding options granted to the Named Executive Officers:

                          OPTION GRANTS IN FISCAL 1994

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                               INDIVIDUAL GRANTS                                             ANNUAL RATES OF
                     --------------------------------------                                       STOCK
                                              % OF TOTAL                                    PRICE APPRECIATION
                                                OPTIONS                                            FOR
                     NUMBER OF SECURITIES     GRANTED TO                                     OPTION TERM (5)
                      UNDERLYING OPTIONS     EMPLOYEES IN     EXERCISE PRICE   EXPIRATION  --------------------
        NAME            GRANTED )#)(1)      FISCAL YEAR (2)     ($/SH) (3)     DATE (4)       5%         10%
-------------------- --------------------   ---------------   --------------   ---------   --------   ---------
William J. Lawson...        50,000                26.5%           $22.00       3/21/2004   $691,784   $1,753,117
Gregory H. Wolf.....        25,000                13.2             22.00       3/21/2004    345,892     876,558
David R. Astar......         8,000                 4.2             22.00       3/21/2004    110,685     280,499
Wayne R. Micksch....         6,000                 3.2             22.00       3/21/2004     83,014     210,374
Kenneth E.
  Roesler...........         6,000                 3.2             22.00       3/21/2004     83,014     210,374

---------------

(1) Options granted in 1994 are exercisable with respect to 25% of the option shares on the next January 1 following the date of grant with an additional 25% of the option shares becoming exercisable on each successive January 1. These vesting schedules are accelerated in the event of the death, disability or retirement of a participant or upon a change in control of the Company.

(2) The Company granted options representing 188,600 shares to 50 employees in fiscal 1994.

(3) Exercise price is equal to the initial public offering price of the Company's Common Stock on March 15, 1994.

(4) The options were granted for a term of 10 years, subject to earlier termination in certain events related to terminationof employment.

(5) Amounts represent the potential realizable value of each grant of options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the end of the option term, at annualized rates of 5% and 10%.

STOCK OPTION EXERCISES

     Prior to March 21, 1994, certain EMPHESYS officers were eligible to participate in LNC stock option plans. Shown below is information with respect to option exercises in fiscal 1994 and unexercised options to purchase LNC's common stock granted under LNC's 1982 and 1986 Incentive Stock Option Plans to the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                     AND FISCAL YEAR-END 1994 OPTION VALUES

                                                              NO. OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                  SHARES       VALUE        DECEMBER 31, 1994 (#)        DECEMBER 31, 1994($)(2)
                               ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
            NAME               EXERCISE (#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ------------   --------   -----------   -------------   -----------   -------------
William J. Lawson............      5,800      $ 91,261      18,750         12,250       $ 151,000       $29,120
Gregory H. Wolf..............      3,400        29,923      --             --              --            --
David R. Astar...............      1,750        14,968      --             --              --            --
Wayne R. Micksch.............      1,000         9,418      --             --              --            --
Kenneth E. Roesler...........      7,750       122,784      --             --              --            --

     Subsequent to March 4, 1994, EMPHESYS officers have been eligible to participate in the Company's 1994 Stock Incentive Plan. Shown below is information with respect to option exercises in fiscal 1994 and unexercised options to purchase the Company's Common Stock granted under the Company's 1994 Stock Incentive Plan to the Named Executive Officers.

                                                              NO. OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                  SHARES       VALUE      DECEMBER 31, 1994(3) (#)       DECEMBER 31, 1994($)(2)
                               ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
            NAME               EXERCISE (#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ------------   --------   -----------   -------------   -----------   -------------
William J. Lawson............     --          $  --         --             50,000       $  --           $487,500
Gregory H. Wolf..............     --             --         --             25,000          --           243,750
David R. Astar...............     --             --         --              8,000          --            78,000
Wayne R. Micksch.............     --             --         --              6,000          --            58,500
Kenneth E. Roesler...........     --             --         --              6,000          --            58,500

---------------

(1) Value realized is calculated based on the aggregate amount of the excess of the market value of LNC's common stock and the Company's Common Stock on the date of exercise (the closing price on the New York Stock Exchange Composite Transactions report on the exercise date) over the exercise price(s) and does not necessarily indicate that the optionee sold such stock.

(2) Value of unexercised in-the-money options is calculated based on the aggregate amount of the excess of the market value of the underlying securities over the relevant exercise price(s), and assumes sale of the underlying securities on December 31, 1994 at the closing price on the New York Stock Exchange Composite Transactions report of LNC's common stock ($35.00) and the Company's Common Stock ($31.75) on that date.

(3) Options became exercisable in the following amounts on January 1, 1995: Mr. Lawson -- 12,500 shares; Mr. Wolf -- 6,250 shares; Mr. Astar -- 2,000 shares; Mr. Micksch -- 1,500 shares; Mr. Roesler -- 1,500 shares.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements, effective March 21, 1994, with Messrs. Lawson and Wolf (the "Employment Agreements"), pursuant to which Mr. Lawson is employed as the Chief Executive Officer of the Company and Mr. Wolf as the Chief Operating Officer of the Company. The Employment Agreements contemplate that Messrs. Lawson and Wolf will serve in their respective positions with the Company until March 21, 1997, at which time the employment term will be automatically extended for successive one-year periods, unless a party notifies the other that the term will not be extended at least 60 days prior to the termination date.

     Under the Employment Agreements, Mr. Lawson's 1994 base salary is $325,000 and Mr. Wolf's is $220,000. Each employee's base salary may be increased annually at the discretion of the Board of Directors of the Company. Messrs. Lawson and Wolf are also entitled to participate in and receive all benefits under any and all bonus and benefit programs maintained by the Company.

     The Employment Agreements provide that Messrs. Lawson and Wolf receive under the 1994 Stock Incentive Plan restricted stock in the amounts of 37,077 and 25,893 shares, respectively, and options in the amounts as set forth and as described in the "Option Grants in Fiscal 1994" table above. If either is terminated without good cause or by reason of incapacity or death, he shall receive severance equal to one times base salary and bonus. If terminated with or without good cause but within two years following a Change in Control of the Company or if employment is voluntarily terminated within six months following a reduction in salary of 25% or more, a significant reduction in duties and removal of his title, Mr. Lawson shall receive additional severance equal to two times base salary and bonus and Mr. Wolf shall receive additional severance equal to one and one-half times base salary and bonus. The Employment Agreements also contain noncompetition provisions which will apply in the event that either Mr. Lawson or Mr. Wolf terminates his employment with the Company. The noncompetition provisions will not apply if either of them is terminated by the Company without good cause.

     For purposes of the employment agreements, a "Change in Control" is deemed to occur if during or following the consummation of a stock purchase program, tender offer, exchange offer, merger, consolidation, sale of assets, contested election, or any combination of the foregoing transactions, any persons, entity, or group of persons acting in concert, directly or indirectly, (i) acquires beneficial ownership of voting power in excess of 40% of the voting securities of the Company and one or more of its representatives are elected to the Board,
(ii) acquires beneficial ownership in excess of 50% of the voting power of the Company, or (iii) otherwise beneficially acquires effective control of the business and affairs of the Company, provided however, that the sale or transfer of any interest by LNC or any of its subsidiaries or affiliates to a subsidiary or affiliate shall not be used to compute the percentage ownership for purposes of defining Change in Control, nor shall such transfer to an unrelated third party be used in computing the 40% ownership threshold of (i) immediately above.